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                                                                      EXHIBIT 12

                    LEWIS GALOOB TOYS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (in thousands, except ratios)

                                                                           Years ended December 31
                                                  ---------------------------------------------------------------------------
                                                    1994             1993            1992              1991            1990
                                                    ----             ----            ----              ----            ----

Net earnings (loss)                               $18,424         $(10,924)         $(2,447)         $(7,540)       $(29,245)
Income tax                                            778                9              238                -               -
                                                  -------         --------          -------          -------        --------
Charge (credit)                                    19,202          (10,915)          (2,209)          (7,540)        (29,245)
                                                  -------         --------          -------          -------        --------
Fixed charges:
Interest expense                                    2,609            1,836            1,550            1,775           3,046
Portion of
 rental expense                                       505              483              613              728             625
                                                  -------         --------          -------          -------        --------
Total fixed charges                                 3,114            2,319            2,163            2,503           3,671
                                                  -------         --------          -------          -------        --------
Earnings (loss) before
 income taxes and fixed
 charges                                          $22,316         $ (8,596)         $   (46)         $(5,037)       $(25,574)
                                                  =======         ========          =======          =======        ========

Preferred dividends
 requirements                                     $ 3,127(B)      $  3,127(B)       $ 3,127(B)       $ 3,127        $  3,127

Ratio of pretax income
 to net income                                       1.04             1.00             1.00             1.00            1.00
                                                  -------         --------          -------          -------        --------

Preferred dividends
 factored                                           3,252            3,127            3,127            3,127           3,127

Total fixed charges                                 3,114            2,319            2,163            2,503           3,671
                                                  -------         --------          -------          -------        --------

Total fixed charges and
 preferred dividends                              $ 6,366         $  5,446          $ 5,290          $ 5,630        $  6,798
                                                  =======         ========          =======          =======        ========

Ratio of earnings to
 fixed charges and
 preferred dividends                                 3.51               (A)              (A)              (A)             (A)
                                                  =======         ========          =======          =======        ========



(A) Earnings are inadequate to cover fixed charges and preferred dividends in 1993, 1992, 1991 and 1990.

(B) Includes Preferred Stock dividends in arrears.